Exhibit 4.3

NAME OF SUBSCRIBER:

FERMAVIR PHARMACEUTICALS, INC.

AMENDMENT AGREEMENT

This Amendment Agreement dated as of November 9, 2006 (the “Amendment”) by and between __________ (the “Investor”) and FermaVir Pharmaceuticals, Inc., a Florida corporation (the “Company”), amends certain provisions of Warrants expiring June 30, 2014, _________ (the “Prior Warrants”) issued by the Company to the Investor pursuant to a Securities Purchase Agreement dated as of November 9, 2006 between the Company and Investor.

WITNESSETH:

WHEREAS, the Company has offered and the Investor has purchased not less than $25,000 of New 8% Notes due January 1, 2008 and related Warrant expiring June 30, 2014, exercisable for $1.00 per share (the “New Warrants”).

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follow

SECTION 1.

1.1           Extending the Warrant Term.  The expiration date of “June 30, 2014” set forth in Section 1.1 of the Prior Warrant is hereby amended to “December 31, 2016.”

1.2           Certain Adjustments.  Section 2 of the Prior Warrants is deleted in its entirety and replaced with the following:

“2.1         Stock Dividends and Splits. If FermaVir, at any time while this Warrant is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by FermaVir pursuant to this Warrant), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of FermaVir, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted.  Any adjustment made pursuant to this Section 2.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

2.2           Subsequent Equity Sales.

(a)           If FermaVir or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.

(b)           Such adjustments shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 2 in respect of an Exempt Issuance (defined below).  FermaVir shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not FermaVir provides a Dilutive Issuance Notice pursuant to this Section 2.2, upon the occurrence of any Dilutive Issuance, as applicable, after the date of such Dilutive Issuance, as applicable, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price, regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

(c)           “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or consultants of the Company (including shares of Common Stock issued pursuant to the exercise of such options) pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on October 31, 2006, provided that such securities have not been amended since October 31, 2006 to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities below $1.00 per share (subject to adjustment for reverse and forward stock splits and the like), or (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

2.3           Pro Rata Distributions.  If FermaVir, at any time prior to the Termination Date, shall distribute to all holders of Common Stock (and not to Holders of the Warrants) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b)), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

2.4           Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) FermaVir effects any merger or consolidation of FermaVir with or into another Person, (B) FermaVir effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by FermaVir or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) FermaVir effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of FermaVir, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event or (b) if FermaVir is acquired in an all cash transaction, cash equal to the value of this Warrant as determined in accordance with the Black-Scholes option pricing formula.  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and FermaVir shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to FermaVir or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 2.4 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

2.5           Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

2.6           Voluntary Adjustment By FermaVir. FermaVir may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of FermaVir.

2.7           Notice to Holders.

(a)           Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 2, FermaVir shall promptly mail to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If FermaVir issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, FermaVir shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement).

(b)           Notice to Allow Exercise by Holder. If (i) FermaVir shall declare a dividend (or any other distribution) on the Common Stock; (ii) FermaVir shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (iii) FermaVir shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any stockholders of FermaVir shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which FermaVir is a party, any sale or transfer of all or substantially all of the assets of FermaVir, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (v) FermaVir shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of FermaVir; then, in each case, FermaVir shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of FermaVir, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to exercise this Warrant during the 20-day period commencing on the date of such notice to the effective date of the event triggering such notice.”

1.4           Registration Rights.  Section 9.2 is amended by addition of the following sentience in the beginning of the Section:

“Fermavir shall file a registration statement by January 31, 2007 and use its reasonable best efforts to cause such registration to become effective as soon as    possible.”

SECTION 2.

2.1           Effect on Prior Agreements.  Except as amended hereby, the terms and provisions of the Prior Note and Prior Warrant shall remain in full force and effect, and the Prior Note and Prior Warrant is in all respects ratified and confirmed. On and after the date of this Amendment, each reference in the Prior Note or Prior Warrant, as the case may be, to the “Note”, “Warrant”, “hereinafter”, “herein”, “hereinafter”, “hereunder”, “hereof”, or words of like import shall mean and be a reference to the Prior Note or Prior Warrant, as the case may be, as amended by this Amendment.

SECTION 3.

3.1           Indemnity.  The Investor agrees to indemnify and hold harmless the Company, its officers and directors, employees and its affiliates and each other person, if any, who controls any thereof, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by the Investor to comply with any covenant or agreement made by the Investor herein or in any other document furnished by the Investor to any of the foregoing in connection with this transaction.

3.2           Modification.  Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

3.3           Notices.  Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if (a) deposited, postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, addressed to such address as may be given herein, or (b) delivered personally at such address.

3.4           Counterparts.  This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

3.5           Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the  benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.  If the Investor is more than one person, the obligation of the Investor shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

3.6           Entire Agreement.  This Agreement and the documents referenced herein contain the entire agreement of the parties and there are no representations, covenants or other agreements except as stated or referred to herein and therein.

3.7           Assignability.  This Agreement is not transferable or assignable by the Investor.

3.8           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles.

3.9           Pronouns.  The use herein of the masculine pronouns “him” or “his” or similar terms shall be deemed to include the feminine and neuter genders as well and the use herein of the singular pronoun shall be deemed to include the plural as well.

[SIGNATURE PAGES FOLLOW]

ALL INVESTORS MUST COMPLETE THIS PAGE

IN WITNESS WHEREOF, the Investor has executed this Agreement on the ____ day of November, 2006.

Manner in which Title is to be held (Please Check One):

1.	☐	Individual	7.	☐	Trust/Estate/Pension or Profit
					Sharing Plan
					Date Opened:

2.	☐	Joint Tenants with Right of	8.	☐	As a Custodian for
		Survivorship			Under
					the Uniform Gift to Minors Act of
					the State of

3.	☐	Community Property	9.	☐	Married with Separate Property

4.	☐	Tenants in Common	10.	☐	Keogh

5.	☒	Corporation/Partnership/	11.	☐	Tenants by the Entirety
		Limited Liability Company

6.	☐	IRA

IF MORE THAN ONE INVESTOR, EACH INVESTOR MUST SIGN.
INDIVIDUAL INVESTORS MUST COMPLETE PAGE 8
INVESTORS WHICH ARE ENTITIES MUST COMPLETE PAGE 9

EXECUTION BY NATURAL PERSONS

Exact Name in Which Title is to be Held

Name (Please Print)	Name of Additional Purchaser

Residence: Number and Street	Address of Additional Purchaser

City, State and Zip Code	City, State and Zip Code

Social Security Number	Social Security Number

(Signature)	(Signature of Additional Purchaser)

ACCEPTED this	day of	, 2006 on behalf of the Company.

FERMAVIR PHARMACEUTICALS, INC.

By:
Name:
Title:

EXECUTION BY INVESTOR WHICH IS AN ENTITY

(Corporation, Partnership, Trust, Etc.)

Name of Entity (Please Print)

Date of Incorporation or Organization:

State of Principal Offices:

Federal Taxpayer Identification Number:

By:

Title:

[seal]

Attest:
(If Entity is a Corporation)

Address

Taxpayer Identification Number

ACCEPTED this	day of November, 2006 on behalf of the Company.

FERMAVIR PHARMACEUTICALS, INC.

By:
	Name:	Geoffrey W. Henson
	Title:	Chief Executive Officer